Exhibit (d)(22)

BRINKER CAPITAL DESTINATIONS TRUST

INVESTMENT SUB-ADVISORY AGREEMENT

INVESTMENT SUB-ADVISORY AGREEMENT, effective as of the 7th day of June 2018, between Brinker Capital, Inc. (the “Adviser”), a corporation organized and existing under the laws of the State of Delaware, and FIAM LLC (the “Sub-Adviser”), a Delaware limited liability company existing under the laws of the State of Delaware.

WHEREAS, the Adviser entered into an Investment Advisory Agreement dated as of January 18, 2017 (the “Advisory Agreement”) with Brinker Capital Destinations Trust, a Delaware statutory trust (the “Trust”), which is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, the Trust is and will continue to be a series Trust having two or more investment funds, each with its own assets, investment objectives, policies and restrictions (each a “Fund”);

WHEREAS, the Adviser is engaged principally in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, (the “Advisers Act”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for the Fund(s) listed on Appendix A which the Adviser may from time to time assign to the Sub-Adviser (the “Allocated Assets”) and the Sub-Adviser is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:

1. APPOINTMENT. Adviser hereby retains the Sub-Adviser to act a sub-adviser for and to manage the Allocated Assets for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such engagement and agrees to render the services herein set forth, for the compensation herein provided.

2. DUTIES OF THE SUB-ADVISER.

A. INVESTMENT ADVISORY SERVICES. Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser shall manage the investments of the Allocated Assets in accordance with each Fund’s investment objective, policies, and restrictions as provided in the Trust’s Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the “Registration Statement”), and in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to regulated investment companies under Subchapter M of the Internal Revenue Code of 1986, as amended (“Code”) and such other limitations as the Adviser may institute in writing to which the Sub-Adviser has consented. The Sub-Adviser shall (a) make investment decisions for the Allocated Assets; (b) place purchase and sale orders for portfolio transactions for the Allocated Assets; and (c) employ professional portfolio managers and securities analysts to provide research services to the Allocated Assets. In providing these services, the Sub-Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Allocated Assets. The Adviser agrees to deliver to Sub-Adviser any amendments or supplements to the Trust’s Registration Statement that contain changes that pertain to the Sub-Adviser’s management of Fund prior to the effectiveness thereof, and subject to the consent of the Sub-Adviser to such changes, or which allow the Sub-Adviser a reasonable time period in which to come into compliance. Adviser acknowledges that Sub-Adviser reserves the right to terminate its engagement hereunder upon written notice in the event Sub-Adviser reasonably believes it can no longer manage the investments of the Allocated Assets in accordance with each Fund’s investment objective, policies and restrictions as provided therein.

B. SUB-ADVISER UNDERTAKINGS. In all matters relating to the performance of this Agreement, the Sub-Adviser shall act in conformity with Registration Statement and with the written instructions and directions of the Board and the Adviser, subject to the provisions of Section 2.A. of this Agreement. The Sub-Adviser hereby agrees to:

(i)	regularly report to the Board and the Adviser (in such form and frequency as the Adviser and Sub-Adviser mutually agree) with respect to the implementation of the investment program, compliance of the Allocated Assets with the Registration Statement, the 1940 Act and the Code, and on other topics as may reasonably be requested by the Board or the Adviser, including attendance at Board meetings, as reasonably requested, to present such reports to the Board;

(ii)	upon reasonable request, consult with the Trust’s pricing agent regarding the valuation of securities that are not registered for public sale, not traded on any securities markets, or otherwise may require fair valuation;

(iii)	upon request in connection with the Adviser’s due diligence purposes or the Board of Trustees’ consideration of renewing this Agreement, provide, subject to any obligations or undertakings reasonably necessary to maintain the confidentiality of the Sub-Adviser’s non-public information, reasonably requested information about the composite of accounts and the portfolios the Sub-Adviser manages that have investment objectives, policies, and strategies substantially similar to those employed by the Sub-Adviser in managing the Allocated Assets; and

(iv)	review schedules of the Allocated Assets periodically provided to the Sub-Adviser by the Adviser and promptly confirm to the Adviser the concurrence of the Sub-Adviser’s records with the Adviser’s records.

C. EXPENSES. The Sub-Adviser will bear all of its expenses in connection with the performance of its services under this Agreement, except as otherwise provided in paragraph D below. All other expenses to be incurred in the operation of each Fund will be borne by the Trust or the Adviser, except to the extent specifically assumed by the Sub-Adviser. The expenses to be borne by the Trust and/or the Adviser include, without limitation, the following: organizational costs, taxes, interest, brokerage fees and commissions, Trustees’ fees, Securities and Exchange Commission (the “SEC”) fees and state Blue Sky qualification fees, advisory and sub-advisory fees, charges of custodians, transfer and dividend disbursing agents’ fees, distribution fees (if any), certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of independent pricing services, costs of maintaining existence, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders, costs of shareholders’ reports and meetings, and any extraordinary expenses.

D. BROKERAGE. The Sub-Adviser will select brokers and dealers to affect all orders for the purchase and sale of Allocated Assets. In selecting brokers or dealers to execute transactions on behalf of the Allocated Assets of each Fund, the Sub-Adviser will use its best efforts to seek the best overall terms available in accordance with Sub-Adviser’s policies and procedures and as disclosed in Sub-Adviser’s Form ADV. In assessing the best overall terms available for any transaction, the Sub-Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security or commodity interest, the price of the security or commodity interest, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Sub-Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to each Fund and/or other accounts over which the Sub-Adviser or its affiliates exercise investment discretion. Except as permitted by Rules 10f-3 and 17a-10 under the 1940 Act, Sub-Adviser will not engage in principal transactions with respect to the Allocated Assets with any broker-dealer affiliated with the Adviser or with any other adviser to each Fund, and will engage in agency transactions with respect to the Allocated Assets with such affiliated broker-dealers only in accordance with all applicable rules and regulations. Sub-Adviser will provide to Adviser a list of its affiliated broker-dealers, as such may be amended from time to time. Adviser will provide to Sub-Adviser a list of its affiliated broker-dealers and of those of each other adviser to each Fund.

E. AGGREGATION OF ORDERS. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Allocated Assets as well as other clients of the Sub-Adviser, the Sub-Adviser may to the extent permitted by applicable laws and regulations, but shall be under no obligation to, aggregate the

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orders for securities to be purchased or sold. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that is in accordance with the Sub-Adviser’s trade allocation procedures . The Adviser recognizes that, in some cases, the Sub-Adviser’s allocation procedure may limit the size of the position that may be acquired or sold for the Allocated Assets.

F. BOOKS AND RECORDS. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Allocated Assets of each Fund are the property of the Trust and further agrees to surrender promptly to the Trust copies of any of such records upon each Fund’s or the Adviser’s request, provided, however, that Sub-Adviser may retain copies of any records to the extent required for it to comply with applicable laws. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified in said Rule. Notwithstanding the foregoing, Sub-Adviser has no responsibility for the maintenance of the records of each Fund, except for those related to the Allocated Assets.

G. SUB-ADVISER COMPLIANCE RESPONSIBILITIES. The Sub-Adviser and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for each Fund, and does not have access to all of the Trust’s books and records necessary to perform certain compliance testing. However, to the extent that the Sub-Adviser has agreed to perform the services specified in this Agreement, the Sub-Adviser shall perform compliance testing with respect to the Allocated Assets based upon information in its possession and upon information and written instructions received from the Adviser or the Trust’s Administrator and shall be deemed to have satisfied its obligations under this agreement when performing in accordance with such information and instructions. Additionally, the Sub-Adviser shall not be responsible for each Fund being in violation of any applicable law or regulation or investment policy or restriction applicable to each Fund as a whole or for each Fund’s failure to qualify as a regulated investment company under the Code if the securities and other holdings of the Allocated Assets would not be in such violation or failing to so qualify if the Allocated Assets were deemed a separate series of the Trust or a separate regulated investment company under the Code. The Adviser or Trust’s Administrator shall promptly provide the Sub-Adviser with copies of the Declaration of Trust, the Trust’s By-Laws, the Registration Statement and any written policies or procedures adopted by the Board applicable to the Allocated Assets and any amendments or revisions thereto. Sub-Adviser shall supply such reports or other documentation as reasonably requested and mutually agreed upon from time to time by the Adviser to certify to the Sub-Adviser’s compliance with such Registration Statement, policies or procedures.

H. PROXY VOTING; CLASS ACTIONS. The Sub-Adviser shall use its good faith judgment in the application of its proxy voting policy to vote or abstain from voting all proxies solicited by or with respect to the issuers of securities in the Allocated Assets. The Adviser shall cause to be forwarded to Sub-Adviser or its designee all proxy solicitation materials that Adviser receives. Sub-Adviser agrees that it has adopted a written proxy voting policy and procedures that comply with the requirements of the Advisers Act, and Adviser acknowledges receipt of the Sub-Adviser’s proxy voting policy. The Sub-Adviser further agrees that it will provide the Board, as the Board may reasonably request, with a written report of the proxies voted during the most recent 12-month period or such other period as the Board may designate, in a format reasonably acceptable to the Board. Upon reasonable request, Sub-Adviser shall provide the Adviser with all proxy voting records relating to the Allocated Assets, including but not limited to those required by Form N-PX. Sub-Adviser will also provide an annual certification, in a form reasonably acceptable to Adviser, attesting, to the best of the Sub-Adviser’s knowledge, to the accuracy and completeness of such proxy voting records.

Class Action Lawsuits:  Unless the Sub-Adviser otherwise agrees in writing, Sub-Adviser will not advise or take any action on behalf of the Allocated Assets in any legal proceedings, including bankruptcies or class actions, involving securities held in, or formerly held in, the Allocated Assets or the issuers of those securities.  The Sub-Adviser will promptly forward all proof of claim forms and related materials to the Fund’s custodian or the Adviser upon receipt.  The Sub-Adviser will not be liable for failure to file such forms.

I. USE OF NAMES. The Sub-Adviser shall not use the name, logo, insignia, or other identifying mark of the Trust or the Adviser or any of their affiliates or any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in material relating to the Sub-Adviser in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves of all

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uses of its or the Trust’s name and that of their affiliates which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission. The Adviser shall not use the name, logo, insignia, or other identifying mark of the Sub-Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Sub-Adviser; provided, however, that the Sub-Adviser hereby approves of all uses of its name which merely refer in accurate terms to the appointment of the Sub-Adviser hereunder or which are required by the SEC or a state securities commission.

J. OTHER SUB-ADVISERS. With respect to any Fund, (i) the Sub-Adviser will not consult with any other adviser unaffiliated with the Sub-Adviser to that Fund (including, in the case of an offering of securities subject to Section 10(f) of the 1940 Act, any adviser that is a principal underwriter or an affiliated person of a principal underwriter of such offering) concerning transactions for that Fund in securities or other assets; and (ii) the Sub-Adviser will provide advice and otherwise perform services hereunder exclusively with respect to the Allocated Assets of that Fund.

K. FUND HOLDINGS. The Sub-Adviser will not disclose, in any manner whatsoever, any list of securities held by each Fund, except in accordance with that Fund’s portfolio holdings disclosure policy.

3. COMPENSATION OF SUB-ADVISER. The Adviser will pay the Sub-Adviser, with respect to each Fund on Schedule A attached hereto, the compensation specified in Schedule A. Such fees will be computed daily and paid monthly in arrears, calculated at an annual rate based on the Allocated Assets’ average daily net assets as determined by the Trust’s accounting agent. The Adviser will use its best efforts to cause the monthly payment to be made to the Sub-Adviser approximately on or about the same date upon which the Trust pays the Adviser its advisory fee, which the parties generally expect to occur between the seventh and tenth day following the end of the prior month. Compensation for any partial period shall be pro-rated based on the length of the period.

4. STANDARD OF CARE. The Sub-Adviser shall exercise its best judgment in rendering its services described in this Agreement. Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by each Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties under this Agreement.

5. INDEMNIFICATION.

A. The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) (“Losses”), howsoever arising, from or in connection with this Agreement or the performance by the Sub-Adviser of its duties hereunder; provided however that the Adviser will not indemnify the Sub-Adviser for Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Sub-Adviser’s reckless disregard of its obligations and duties under this Agreement

B. The Sub-Adviser agrees to indemnify and hold harmless the Adviser from and against any and all Losses resulting from the Sub-Adviser’s willful misfeasance, bad faith, or gross negligence in the performance of, or from reckless disregard of, the Sub-Adviser’s obligations and duties under this Agreement; provided however that the Sub-Adviser will not indemnify the Adviser for Losses resulting from the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties or from the Adviser’s reckless disregard of its obligations and duties under this Agreement.

6. NON-EXCLUSIVITY. The services of the Sub-Adviser to the Adviser with respect to the Allocated Assets are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. Adviser acknowledges that Sub-Adviser or its affiliates may give advice and take actions in the performance of its duties to clients which

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differ from the advice, or the timing and nature of actions taken, with respect to other clients’ accounts (including the Allocated Assets) or employee accounts which may invest in some of the same securities recommended to advisory clients. In addition, advice provided by the Sub-Adviser may differ from advice given by its affiliates.

7. MAINTENANCE OF INSURANCE. Sub-Adviser will maintain insurance in the types and in an amount at least equal to that disclosed to the Board in connection with their approval of this Agreement. Furthermore, the Sub-Adviser shall, upon reasonable request, provide the Trust with any information it may reasonably require concerning the amount of or scope of such insurance, including, but not limited to, information requested by the Adviser or the Board of Trustees in connection with periodic renewal of this Agreement.

8. CONFIDENTIALITY.

A. Each party agrees that it will treat confidentially all information provided by any other party (the “Discloser”) regarding the Discloser’s businesses and operations, including without limitation the investment activities or holdings of the Allocated Assets or the Fund (“Confidential Information”).  All Confidential Information provided by the Discloser shall be used only by the other party hereto (the “Recipient”) solely for the purposes of rendering services pursuant to this Agreement, and shall not be disclosed to any third party, without the prior consent of the Discloser, except for a limited number of employees, attorneys, accountants and other advisers of the Recipient and its affiliates on a need-to-know basis and solely for the purposes of rendering services under this Agreement.  Each party also agrees that it will maintain appropriate information barriers within its own operations, and/or its affiliates, that may have access to Confidential Information to company with this provision.

B. Confidential Information shall not include any information that: (i) is public when provided or thereafter becomes public through no wrongful act of the Recipient; (ii) is demonstrably known to the Recipient prior to execution of this Agreement; (iii) is independently developed by the Recipient through no wrongful act of the Recipient in the ordinary course of business outside of this Agreement; (iv) is generally employed by the trade at the time that the Recipient learns of such information or knowledge; or (v) has been rightfully and lawfully obtained by the Recipient from any third party.

C.  In the event that the Recipient is requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any of the Discloser’s Confidential Information, the Recipient will give the Discloser prompt written notice of such request or requirement to allow the Discloser an opportunity to obtain a protective order or otherwise obtain assurances that confidential treatment will be accorded to such Confidential Information.  In the event that such protective order or other remedy is not obtained, disclosure shall be made of only that portion of the Confidential Information that is legally required to be disclosed.  All Confidential Information disclosed as required by law shall nonetheless continue to be deemed Confidential Information.

9. TERM OF AGREEMENT. This Agreement shall become effective as of the date hereof and shall continue in effect for an initial period of two years from the date of execution. Thereafter, this Agreement shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of each Fund’s outstanding voting securities, provided that in either event the continuance also is approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, at any time, by the Adviser, by the Board, or by vote of holders of a majority of each Fund’s shares; or on 60 days’ written notice by the Sub-Adviser to the Adviser. In the event of termination of this Agreement for any reason, Sub Adviser shall, promptly upon receiving notice of termination or a receipt acknowledging delivery of a notice of termination to Adviser, or such later date as may be specified in such notice, cease all activity on behalf of the Fund and with respect to the Allocated Assets, except as expressly directed by Adviser, and except for the settlement of securities transactions already entered into for the account of a Fund with respect to the Allocated Assets. Termination of this Agreement shall not relieve the Adviser or Sub-Adviser of any liability incurred hereunder. This Agreement also will terminate automatically in the event of its assignment (as defined in the 1940 Act).

10. REPRESENTATIONS OF SUB-ADVISER. The Sub-Adviser represents, warrants, and agrees as follows:

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A. The Sub-Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise. The Sub-Adviser has provided the information about itself set forth in the Registration Statement and has reviewed the description of its operations, duties and responsibilities as set forth therein (the “Sub-Adviser Information”) and acknowledges that, to the best of its knowledge, the Sub-Adviser Information is true and correct, contains no material misstatement of fact and does not omit any material fact necessary to make the statements therein not misleading. The Sub-Adviser further agrees to inform the Adviser and the Trust’s Administrator promptly if the Sub-Adviser Information ceases to be true and correct, contains a material misstatement of fact or omits any material fact necessary to make the statements therein not misleading.

B. The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, and the Adviser and the Trust acknowledge receipt of a copy the Sub-Adviser’s code of ethics. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which may include (i) certifying to the Adviser that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Allocated Assets and (ii) identifying any material violations which have occurred with respect to the Allocated Assets. In the event the Sub-Adviser has identified to the Adviser a material violation that has occurred with respect to the Allocated Assets, the Sub-Adviser agrees to promptly provide to the Adviser such information as the Adviser may reasonably request in connection therewith.

C. Sub-Adviser has adopted and implemented written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its supervised persons. Upon reasonable request, Sub-Adviser shall provide the Adviser with access to such policies and procedures as they relate to the Allocated Assets. Sub-Adviser will also provide, at the reasonable request of the Adviser, periodic certifications, in a form reasonably acceptable to the Adviser and Sub-Adviser, attesting to such written policies and procedures.

D. The Sub-Adviser has provided the Adviser and the Trust with a copy of its registration under the Advisers Act on Form ADV as most recently filed with the SEC and hereafter will furnish a copy of its annual amendment to the Adviser. The Sub-Adviser agrees to maintain the completeness and accuracy of its registration on Form ADV in accordance with the Advisers Act. The Sub-Adviser acknowledges that it is an “investment adviser” to the Fund with respect to the Allocated Assets within the meaning of the 1940 Act and the Advisers Act.

E. The Sub-Adviser confirms that it is not an affiliated person as defined in the 1940 Act of: (i) the Adviser; (ii) Foreside, the distributor for the Trust; or (iii) any trustee or officer of the Trust.

11. REPRESENTATIONS OF ADVISER. The Adviser represents, warrants, and agrees as follows:

A. The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from acting as an investment adviser to the Trust; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform as an investment adviser to the Trust; (iv) has the authority to enter into this Agreement; and (v) will promptly notify the Adviser of the occurrence of any event that would disqualify the Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise, or from serving as an Adviser to the Trust, such as resulting from a change in control or termination of its advisory agreement with the Trust.

B. Any instructions, written guidelines, or limitations provided by the Adviser, or to be provided by the Adviser, under this Agreement to the Sub-Adviser with regard to the Allocated Assets do not, or will not, conflict with

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the Declaration of Trust or the Registration Statement, and the Sub-Adviser may reasonably rely on such instructions from the Adviser.

C. The Adviser will provide the Sub-Adviser with sufficient information, including any changes to the ownership of the Adviser, Foreside, or any trustee or officer of the Trust in order to allow Sub-Adviser to determine whether any such entity is affiliated with the Sub-Adviser.

12. PROVISION OF CERTAIN INFORMATION BY SUB-ADVISER. The Sub-Adviser will promptly notify the Adviser (1) in the event the SEC or other governmental authority has censured the Sub-Adviser; placed limitations upon its activities, functions or operations as they relate to the duties of the Sub-Adviser under Section 2 of this Agreement; suspended or revoked its registration, if any, as an investment adviser; or, to the best of Sub-Adviser’s knowledge, has commenced proceedings or an investigation that may result in any of these actions or (2) upon having a reasonable basis for believing that each Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code. As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder), Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act. Specifically, the Sub-Adviser agrees to (i) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Assets and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, including, but not limited to Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (ii) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls related to the Allocated Assets; (iii) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its Chief Compliance Officer (or his/her designee); (iv) upon request, provide the Trust’s chief compliance officer with periodic reports and (v) promptly provide notice of any material compliance matters. Sub-Adviser has in place and will observe procedures and controls that are reasonably designed to ensure the adequacy of the services provided to the Trust under this Agreement and the accuracy of the information prepared by it and which is included in the Trust’s periodic reports on Form N-CSR, and shall provide certifications to the Trust to be relied upon by the Trust’s Chief Executive Officer (Principal Executive Officer) and Treasurer/Chief Financial Officer (Principal Financial Officer) in the Trust’s certifying its periodic reports on Form N-CSR, in a form reasonably satisfactory to the Trust.

13. PROVISION OF CERTAIN INFORMATION BY THE ADVISER. The Adviser will promptly notify the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or, to the knowledge of the Adviser, has commenced proceedings or an investigation that may result in any of these actions and (2) upon having a reasonable basis for believing that each Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

14. AMENDMENT OF AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by both parties.

15. LIMITATION OF LIABILITY. The Adviser and Sub-Adviser agree that the obligations of the Trust under this Agreement shall not be binding upon any of the Board members, shareholders, nominees, officers, employees or agents; whether past, present or future, of the Trust individually, but are binding only upon the assets and property of each Fund, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been duly authorized by the Adviser and the Sub-Adviser, and signed by an authorized officer of each acting as such.

16. MISCELLANEOUS.

A. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

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B. CHANGE IN CONTROL. The Sub-Adviser will notify the Adviser of any change of control of the Sub-Adviser, as such term is defined in the Advisers Act. The Sub-Adviser will notify the Adviser of any changes in the portfolio manager(s) of the Allocated Assets or the Sub-Adviser’s Principal Executive Officer, Principal Financial Officer, or Chief Compliance Officer as soon as practicable after any such change.

C. CAPTIONS. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D. ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof.

E. DEFINITIONS. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, releases or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” “broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, release or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, release, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, release, or order.

F. NOTICES. Any notice herein required is to be in writing and is deemed to have been given to Sub-Adviser or Adviser upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or similar means of delivery that provide evidence of receipt.

Adviser and Subadviser each acknowledges its consent to electronic delivery, including via email or facsimile, of any documents or materials required and/or provided by one to the other related to services provided under this Agreement. Either party may revoke this consent and request any such documents or materials to be mailed, in lieu of electronic delivery, at any time upon reasonable notice to the other.

All notices to Adviser shall be sent to:

Brinker Capital, Inc.

1055 Westlakes Drive

Berwyn, PA 19312

Fax: (610) 407-5407

Attention: Jason B. Moore

Email: jmoore@brinkercapital.com

With copy to:

Attention: Donna Marley

Email: dmarley@brinkercapital.com

All notices to Sub-Adviser shall be sent to:

FIAM LLC

900 Salem Street, OT3N1
Smithfield, RI 02917
Attention: Casey Condron, SVP Head of Relationship Management

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Fax: 617 872-5601
Email: Casey.Condron@fmr.com

With a copy to:
Fidelity Investments
900 Salem Street, OT1N3
Smithfield, RI 02917
Attention: Andrea O’Keefe, Legal Counsel
Fax: 617 217-6690
Email: andrea.okeefe@fmr.com

G. DELIVERY OF FORM ADV. The Adviser acknowledges receipt of the Sub-Adviser’s Form ADV more than 48 hours prior to the execution of this Agreement.

H. SEVERABILITY. Should any portion of this Agreement for any reason be held to be void in law or equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

I. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one instrument.

J. RULE 206(4)-5. Adviser agrees to provide to Sub-Adviser, as Sub-Adviser may reasonably request, or as otherwise required by Rule 206(4)-5 under the Advisers Act, (i) certification that the Fund(s) are not Covered Investment Pools, as defined in Rule 206(4)-5(f)(3), or (ii) in the event that a Fund becomes a Covered Investment Pool and to the extent that such information is known by the Adviser, a list of Government Entities invested in each Fund.

K. NO GUARANTEE OF PERFORMANCE. Adviser understands that the value of investments made for the Fund(s) may increase as well as decrease, is not guaranteed and past performance is no guarantee of future results. Sub-adviser has not made and is not making any guarantees, including any guarantee as to any specific level of performance of the Fund(s) or the performance of the Fund(s) relative to any standard or index, including other clients of Sub-adviser. Adviser acknowledges that each Fund is designed for the described investment objective and is not intended as a complete investment program and also understands that investment decisions made on behalf of the Fund by Sub-adviser are subject to various market and business risks.

If the terms and conditions described above are in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning to us the enclosed copy of this Agreement.

THE ADVISER:

BRINKER CAPITAL, INC.

By:	/s/ Jason B. Moore
Name:	Jason B. Moore
Title:	Chief Administrative Officer

THE SUB-ADVISER:

FIAM LLC

By:	/s/ Mark Botelho
Name:	Mark Botelho
Title:	Vice President, Institutional Client Services

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Appendix A

Fund:	Investment Strategy:	Fee:
Destinations Municipal Fixed Income Fund	Intermediate Municipal Fixed Income	[REDACTED]

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